UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2016

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.

(Exact Name of Registrant as Specified in Charter)

Maryland Delaware	001-32559 333-177186	20-0191742 20-0242069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 969-3755

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Medical Properties Trust, Inc. has named J. Kevin Hanna as Vice President, Controller and Chief Accounting Officer. In conjunction with this promotion, the Company’s Board of Directors has designated Mr. Hanna as the Company’s Principal Accounting Officer. He will continue to report to R. Steven Hamner, the Company’s Executive Vice President and Chief Financial Officer.

Mr. Hanna, age 43, joined the Company as Controller in 2008. Prior to joining the Company, Mr. Hanna was Controller of Fruit of the Loom, Inc. (a Berkshire Hathaway subsidiary) and Russell Corporation (a global consumer products company). Mr. Hanna started his career in the Birmingham office of Ernst & Young LLP in 1995, where he spent 8 years auditing public and private companies primarily in the retail, distribution, and consumer products industries.

Mr. Hanna has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Hanna is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Hanna has not entered into any material plan, contract, arrangement or amendment in connection with his appointment as Chief Accounting Officer. Mr. Hanna will not receive any grant or award as a result of his appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

Date: January 29, 2016

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

Date: January 29, 2016